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                                  EXHIBIT 4(f)

                 Employment Agreement between Robert H. Zeiger
                       and the Company dated May 9, 1995
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                                                                    EXHIBIT 4(f)


                              EMPLOYMENT AGREEMENT


         AGREEMENT dated May 9, 1995 by and between VIRAGEN, INC., a Delaware Corporation ("Employer or the "Company"), and ROBERT H. ZEIGER ("Employee").

                              W I T N E S S E T H


         WHEREAS, Employer desires to employ Employee upon the terms and conditions hereinafter set forth and Employee desires to accept employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

         NOW, THEREFORE, Employer hereby to employs Employee and Employee hereby accepts employment under the following modified terms and conditions:

         1.      EMPLOYMENT

                 Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon all the terms and conditions hereinafter set forth.

         2.      TERM

                 Subject to the provisions for earlier termination set forth in
Section 9 hereof, this Agreement shall commence on the Effective Date (date of execution of this Agreement) and shall end as of the close of business of the day immediately preceding the second anniversary of the Effective Date (the "Employment Term"). Notwithstanding any of the foregoing to the contrary, if this Employment Agreement is terminated prior to the expiration of the Employment Term, a year shall mean, with respect to the year during which termination occurs, the period commencing on the first day of such year and ending as of the close of business of the day of termination of Employee's employment, and "Employment Term" shall mean the period commencing on the Effective Date and ending as of the close of business of the day of termination of Employee's employment.

         3.      EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                 Employee represents and warrants to Employer that he is free to accept employment with Employer as contemplated herein and has no other written or oral





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obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder.

         4.      DUTIES AND EXTENT OF SERVICES

                 Employee shall be employed as Employer's Chief Executive Officer and Chief Operating Officer, as such, shall, subject to the direction of Employer's President, supervise the conduct of Employer's operations and affairs, consistent with the position of Chief Executive Officer and Chief Operating Officer, and perform such other duties and responsibilities as may be reasonably assigned to Employee from time to time consistent with such title by the Employer's President. Employee agrees to devote sufficient time, skill, attention and energy to perform the duties and responsibilities reasonably assigned to him hereunder or pursuant hereto to the best of his abilities. Employee shall use his best efforts to be loyal and faithful at all times and constantly endeavor to improve his ability and his knowledge of the business of Employer in an effort to increase the value of his services for the mutual benefit of Employer and Employee. Employee agrees not to enter into any other employment agreement during the term hereof.

         5.      COMPENSATION

                 Employee shall receive an annual salary of $120,000 during the Employment Term payable in accordance with the Company's normal payroll process, currently bi-weekly. Employee is also entitled to receive fringe benefits that shall be made available to Employee described in this Agreement.

         6.      FRINGE BENEFITS AND EXPENSES

                 A. Employee Plans. Employee shall be eligible (subject to the terms and conditions of particular plans and programs) to participate in such medical, hospitalization, group health, accident, disability and life insurance programs and plans, such pension, profit sharing, stock option, incentive compensation and stock purchase plans and such other employee benefit programs to the same extent such plans and programs are made generally available from time to time by Employer to all of its other executives; provided, however, Employer shall be under no obligation to make any of such plans or programs available to its employees or continue any which currently or in the future exist, except as otherwise required by law.

                 B. Other Expenses. Employer shall promptly pay directly or reimburse Employee for his reasonable out-of-pocket costs and expenses incurred in connection with the performance of his duties and responsibilities hereunder subject to the submission by Employee of appropriate invoices, receipts and other supporting documentation, consistent with Employer's customary reimbursement policies and procedures.





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                 C.  Automobile.  For the term of this Agreement, Employer
shall provide to Employee an automobile, the type of vehicle to be approved by the President, with related gas, maintenance and insurance expense, for performance of Employee's duties to Employer as specified herein.

         7.      VACATIONS

                 Employee shall be entitled to normal vacation (of not less than two weeks) taken by other members of senior management during each twelve-month period of the Employment Term. Employee shall not be entitled to be compensated for any unused vacation upon termination of this Agreement. The periods during which Employee will be absent from work shall be determined by Employee taking into account the needs of Employer's business and shall be subject to the approval of the President (which shall not be unreasonably withheld).

         8.      FACILITIES

                 Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably determines is adequate for Employee's performance of his duties and responsibilities under this Agreement.

         9.      TERMINATION OF EMPLOYMENT

                 A. Termination Events. Notwithstanding any provisions of this Agreement to the contrary, Employee's employment may be terminated by Employer with Cause (as hereinafter defined) effective upon the delivery of written notice to Employee. In addition, Employee's employment shall terminate
(i) upon Employee's death or (ii) upon Employee becoming Disabled (as hereinafter defined).

                 B. Definition of Disabled. For purposes of this Agreement, Employee shall be deemed to be "Disabled" when, by reason of physical or mental illness or of injury as confirmed by competent medical evidence, he is unable to perform substantially all of the duties and responsibilities required of him in connection with his employment hereunder. No disability shall be deemed to exist until after Employee shall be unable to perform his duties hereunder for ninety (90) consecutive days (the "Disability Period"). If Employee shall have been under a disability but shall have returned to work prior to the end of the Disability Period, any new disability commencing within thirty (30) days of the termination of the prior disability shall be a continuation of the prior disability, and the period of all such disabilities shall be added together to determine whether, or how much of, the Disability Period has elapsed.





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                 C.  Definition of Cause.  For purposes of this Agreement,
"Cause" shall be: (a) felony conviction for fraud or criminal conduct (other than conviction of, or a plea of guilty to, a traffic violation), from which no appeal can be taken; (b) habitual drunkenness or drug addiction; (c) embezzlement; (d) material sanctions against Employee in his capacity as an employee of Employer by regulatory agencies governing Employer or against Employer because of wrongful acts or conduct of Employee which have a material adverse affect upon the Employer and its business; (e) material breach or default by Employee of any of the material terms or conditions of this Agreement, and the continuation of such material breach or default by Employee for a period of seven (7) days following the date of receipt of written notice from Employer specifying the material breach of default of Employee or (f) the resignation or quitting of Employee prior to the end of the Employment Term (in this last event, Employee's employment shall be deemed terminated with cause on the date that he resigns or quits).

         If Employee's employment is terminated by Employer without Cause as defined in this Section, Employee shall be given sixty (60) days written notice of termination by Employer and be entitled to receive the greater of (i) two years compensation and fringe benefits/expenses as provided for in Sections 5 & 6 hereof or (ii) compensation and fringe benefits/expenses as provided for in sections 5 & 6 payable through the remainder of the Employment Term as provided for in Section 2 hereof. Additionally, in the event of termination without Cause, any outstanding but unexercised stock options or warrants granted to Employee, including those described in Section 14 hereof, shall immediately vest and become fully exercisable through their stated respective Exercise Period(s).

         If Employee's employment is terminated for cause, Employee will be entitled to receive the equivalent of one month's salary from the date of such termination.

         10.     NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                 A. Confidential Information. Employee acknowledges that Employee has been informed that it is the policy of Employer to maintain as secret and confidential all information relating to (i) the financial condition, businesses and interests of Employer and its affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore or hereafter acquired, sold, developed and/or used by Employer and its affiliates and (iii) the nature and terms of Employer's and its affiliates' relationships with their respective customers, clients, suppliers, lenders, vendors, consultants, independent contractors and employees (all such information being hereinafter collectively referred to as "Confidential Information"), and Employee further acknowledges that such Confidential Information is of great value to Employer and its affiliates and, in and by reason and as a result of Employee's employment by Employer, Employee will be making use of, acquiring and/or adding to such Confidential Information.





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Therefore, Employee understands that it is reasonably necessary to protect
Employer's and its affiliates' trade secrets, good will and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the President of Employer for the benefit of Employer and/or its affiliate(s) and/or as required in the course of his employment) at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than Employer or its affiliates (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.

                 B. Employer's Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer or its affiliates any research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any property or information which is otherwise the property of Employer or its affiliates.

         11.     COVENANT-NOT-TO-COMPETE

                 In view of the Confidential Information to be obtained by or disclosed to Employee, because of the know-how acquired and to be acquired by Employee, and as a material inducement to Employer to enter into this Agreement and continue to employ Employee, Employee covenants and agrees that, so long as Employee is employed by Employer and for a period of two (2) years after Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly (i) divert business from, (ii) solicit or transact any business competitive with Employer or its affiliates with, or (iii) sell any products or services sold or offered by Employer or its affiliates to, any customer or former customer of Employer or its affiliates. In addition, Employee covenants and agrees that, so long as Employee is employed by Employer and for a period of two (2) years after Employee ceases for any reason to be employed by Employer, Employee hereby agrees to refrain from, anywhere in the world (the "Geographical Area"), directly or indirectly owning, managing, operating, controlling or financing, or participating in the ownership, management, control or financing, or participating in the ownership, management, control or financing of, or being connected with or having an interest in, or otherwise taking any part as a stockholder, director, officer, employee, agent, consultant, partner or otherwise in, any business competitive with that engaged in or being developed by Employer or its affiliates during





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Employee's term of employment.  Employer's business is acknowledged to be the development, manufacture and sale of human leukocyte interferon therapy products and other derivative natural or recombinant technologies aimed at enhancing the human immune system, including cosmetic applications. Employee acknowledges that Employer's business is anticipated to be international in scope, that a similar business could effectively compete with Employer's and its affiliates businesses from any location in the world, and that, therefore, the restricted Geographical Area is reasonable in scope to protect Employer's and its affiliates' trade secrets and legitimate business interests.

         12.     EMPLOYER'S REMEDIES FOR BREACH
                 OF SECTIONS 10 AND 11

                 Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Sections 10 and 11 hereof, Employer and/or its affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized or realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 10 or 11 hereof, Employer and/or its affiliates shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief, without posting of bond, from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any third parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered, and the prevailing party shall be entitled to reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. Resort by Employer and/or its affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer or its affiliates may have with respect to such breach or violation.

         13.     REASONABLENESS OF RESTRICTIONS

                 A. Reasonableness. Employee acknowledges that any breach or violation of Sections 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and its affiliates and that it would be very difficult or impossible to measure the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer and its affiliates.





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                 B.  Severability.  Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction and that, in the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included therein, and any one or more of such valid provisions and restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any such provision relating to time period and/or geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period and/or geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period and/or geographical restriction and/or type of restriction which such court deems reasonable and enforceable.

                 C. Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Agreement shall survive any termination of this Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

                 D. Comparable Restrictions. Employer agrees that it will use its best efforts to have other senior executives execute and observe agreements containing similar provisions as are contained in Sections 10, 11 and 12 hereof.

         14.     STOCK OPTIONS

                 Effective the Effective Date, Employer hereby grants to Employee options to acquire up to 1,000,000 shares of Employer's Common Stock (the "Options"), subject to and upon the following terms and conditions:

                          (a)  The Options shall be exercisable by Employee (i)
with respect to up to 500,000 shares of Common Stock, during the period commencing on the day immediately preceding the 1st anniversary of the Effective Date and shall end as of the close of business on the day immediately preceding the end of the 60th month following the Effective Date (the "First Exercise Period"), and (ii) with respect to 500,000 shares of Common Stock, during the period commencing on the day immediately preceding the second anniversary of the Effective Date, and shall end as of the close of business on the day immediately preceding the end of the 60th month following the first anniversary of the Effective Date (the "Second Exercise Period").





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                          (b)     In the event Employee's employment is
terminated with Cause, all unexercised Options, and all Options which have been exercised but which exercise has not been consummated by tender of payment for the purchase of Common Stock, shall automatically terminate 90 days from the date of Termination with Cause.

                          (c)     In the event of Employee's termination without
Cause, all outstanding but unexercised Options shall immediately vest and become fully exercisable in accordance with the provisions of this Section 14. In the event this Agreement is not renewed at the end of the initial Employment Term, then the Options shall continue to be exercisable in accordance with the provisions of this Section 14.

                          (d)     All outstanding but unexercised Options shall
immediately vest and become fully exercisable in accordance with the provisions of this Section 14:

                                  (i)  if there occurs any corporate
transaction (which shall include a series of corporate transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Employer immediately before such transaction cease to own at least 66 2/3 percent of the voting stock of the Employer or of any entity that results from the participation of the Employer in a (a) reorganization,
(b) consolidation, (c) merger, (d) liquidation or (e) a similar of corporate transaction;

                                  (ii)  if the shareholders of the Employer
shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Employer does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

                                  (iii)  if the shareholders of the Employer
shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Employer (unless such plan is subsequently abandoned).

                          (e)     In the event Employee dies or becomes
Disabled, Employee or his personal representative shall have a period of twelve
(12) months following the date of Employee's death or the last day of the Disability period (as the case may be) to exercise all Options which were exercisable on the date of Employee's death or that he became Disabled (as the case may be).

                          (f)     Employee may, within the First Exercise
Period, exercise the Options with the respect to up to 500,000 shares of Common Stock, by delivering written notice of exercise to Employer during the First Exercise Period ("Exercise Notice"). Such Options may be exercised, in whole or in part, as specified in the Exercise Notice. Employee may, within the Second Exercise Period, whether or not Options have been exercised during the First Exercise Period, exercise the Options with the respect to up to 500,000 shares of Common Stock, in whole or in part, by delivering the Exercise Notice to Employer;





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provided, however, that, notwithstanding anything in this Section 14 to the contrary, to the extent that Employee fails to exercise all of the Options which he is entitled to exercise during the First Exercise Period, Employee shall be entitled during the Second Exercise Period to exercise, in addition to the Options exercisable during the Second Exercise Period pursuant to subsection (a) (ii) above, the Options exercisable during the First Exercise Period pursuant to subsection (a) (i) above which were not exercised during the First Exercise Period.

                          (g)     The purchase price payable for the Common
Stock pursuant to the Options shall be 80% of the average market price of the Common Stock calculated over the 60 days preceding the effective date of this Agreement or ("Option Purchase Price"). At the Employee's option, the payment for the shares of Common Stock may be made either by check payable to the Employer or by execution and delivery by the Employee to Employer of a Note(s) dated as of each Exercise Notice. The Note referred to herein shall be in the identical form attached as Exhibit A to Gerald Smith's (the Company's President) Employment Agreement dated November 19, 1993, as may be modified from time to time. The manner in which shares are pledged as collateral (if a Note is used) shall be in accordance with Section 15 herein. In the event that Employee exercises Options during the First Exercise Period, the purchase price for the Common Stock to be purchased by Employee shall equal the number of shares of Common Stock (up to 500,000) with respect to which Employee has exercised the Options, multiplied the "Option Purchase Price". In the event that employee exercises Options during he Second Exercise Period, the purchase price for the Common Stock to be purchased by Employee shall equal the number of shares of Common Stock (up to 1,000,000, less the number of shares, if any, acquired during the First Exercise Period) with respect to which Employee has exercised the Options, multiplied the "Option Purchase Price".

                          (h)     The closing of the purchase of shares of
Common Stock pursuant to the exercise of Options during the First Exercise Period or the Second Exercise Period (as the case may be, an "Option Closing"), shall occur no later than on the tenth (10th) business day following the date the applicable exercise Notice was given. At the Option Closing (or at each Option Closing, if more than one), Employer shall issue to Employee a stock certificate evidencing the First Option Purchased Stock or the Second Option Purchased Stock, as the case may be.

                          (i)     At Employee's request, subject to the
provisions of Section 15 & 16 and any applicable securities laws, Employee may designate his spouse, parents, children, siblings, nieces or nephews or a trust for their benefit of which Employee is sole trustee to own and hold record or beneficial title to all or portions of the First Option Purchased Stock and Second Option Purchased Stock.

                          (j)     The Options granted hereunder are personal to
Employee, and, except as permitted by subsection (e) and (i) above, may not be sold, assigned, devised, transferred, pledged, hypothecated or in any way disposed of, by operation of law or





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otherwise, at any time.  Any purported sale, assignment, devise, transfer, pledge, hypothecation or disposition shall be utterly void and of no force or effect.

                          (k)  If at any time while unexercised Options are
outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

                                  (i)  appropriate adjustment shall be made in
the maximum number of Shares available for grant, so that the same percentage of the Employers issued and outstanding Shares shall continue to be subject to being so optioned; and

                                 (ii)  appropriate adjustment shall be made in
the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Employers issued and outstanding shares shall remain subject to purchase at the same aggregate exercise price.

                          (l)  Employer grants Piggyback Registration Rights to
Employee and agrees that in the event of the Employer's filing of any stock registrations on Form S-8 or other available registration form under the Securities Act of 1933, the Employer will register any and all shares purchased by Employee under the First Exercise Period and/or the Second Exercise Period. In the event that the Options under the First Exercise Period and/or the Second Exercise Period have not been exercised, in whole or in part, the Employer agrees to include in such registrations any and all such shares underlying the Options. Employer shall pay all costs and expenses of such registrations, excluding fees and expenses of counsel for and other professionals advising Employee, and underwriting discounts, commissions or expenses of Employee with respect to the sale of the stock. Employer shall also register Employee's stock in those reasonable jurisdictions in which Employee reasonably expects to sell his stock; provided however, that Employer shall not be required to qualify to do business in such jurisdiction or commit to a general consent to service of process within the jurisdiction.

         In the case of any registrations pursuant to this Subsection (l), Employer (i) will keep Employee advised as to the initiation and progress of proceedings for such registrations and as to the completion thereof, and (ii) at its expense will keep such registrations effective for a period of at least nine months from the initial effective date of the registrations. Employee agrees to provide such information to Employer as is reasonably requested by Employer which Employer believes is necessary in order for Employer to register the stock, and Employee shall execute such documents, certificates and other instruments as Employer reasonably determines is necessary or appropriate in connection therewith.





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         15.     PLEDGE OF STOCK

                 Effective upon Employee's purchase of the Common Stock (the "Stock") and the delivery of the Note(s), if same occurs, in order to secure Employee's obligations under the Note(s), Employee hereby pledges, assigns and sets over to Employer, and grants to Employer a security interest in, the Stock. The Stock pledged pursuant hereto shall be maintained in escrow with Atlas, Pearlman, Trop & Borkson, P.A. pursuant to the same terms of a Pledge and Escrow Agreement attached as Exhibit B to Gerald Smith's Employment Agreement dated November 19, 1993, as may be modified from time to time. As long as any shares of Stock remain subject to the lien of the Pledge, such shares of Stock may not be further pledged or encumbered in any manner, and shall not be sold, transferred or otherwise disposed of, or attempted so to be, except pursuant to a registration of the Stock pursuant to Section 14 above.
In the event of a registration, the Escrow Agent shall not be required to relinquish the Pledge or the Escrow Agent's possession of the certificates evidencing the Stock, unless no later than concurrently with the sale of the Stock pursuant to the registration all Employee Notes which are secured by such Stock are paid in full. In the event any of the Stock is to be titled in the name of an immediate family member of Employee or a trust pursuant to Section 14, as a condition thereto the designated title holder(s) of such Stock shall execute and deliver to Employer a pledge and escrow agreement, in form and content reasonably satisfactory to Employer and its counsel, consistent with the terms of this Section 15. No transfer of Stock to, or designation by Employee of (for the purposes of owning Stock) any person or entity shall relieve Employee of any of his obligations under the Employee Note(s) or this Agreement. With respect to each Employee Note under which a voluntary prepayment is made by Employee, provided that interest payments on such Employee Note are current through the date of prepayment and such Employee Note is not in default and has not been accelerated, Employee may pay sufficient principal such that for each such transaction 10,000 shares of the Stock pledged to secure such Employee Note shall be released from the lien of the Pledge. As long as no event of default has occurred with respect to an Employee Note and no event giving right to accelerate such Employee Note has occurred, Employee shall retain all voting rights with respect to all Stock securing such Employee Note. Following an event of default or a acceleration event, Employer shall have an may exercise all voting rights with respect to such Stock. Employee hereby irrevocably appoints Employer Employee's attorney-in-fact for such purpose, it being acknowledged that such appointment is coupled with an interest. Any dividends or distributions payable in respect of any Stock subject to the Pledge shall automatically be applied to pay down the Employee Note(s) in inverse order of their respective maturity date(s). In the event of a default under any Employee Note, in addition to and not in limitation or lieu of any other rights or remedies Employer may have against Employee as a result of such default, Employer may exercise all of its rights at law and in equity as a secured party, including without limitation under the Uniform Commercial Code, with respect to all Stock then securing the Employee Note with respect to which the default has occurred. Upon a default, without limiting any of Employer's other rights and remedies, Employer may conduct a public or private foreclosure sale of the Stock securing the Employee Note with





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respect to which the default has occurred.  Employee agrees that 10 days notice to him of any private sale is fair and reasonable. Employer may be the purchaser at any public foreclosure sale, and may bid any commercially reasonable amount at such sale. In all events, in the event of a public or private foreclosure sale, Employee shall be liable for any deficiency. All of Employer's rights and remedies under the Employee Note(s), the Pledge and this Agreement, and at law or in equity, are cumulative, and none is intended to be in substitution or in lieu of, nor is the exercise of one intended to be a waiver of, any other. Employer shall have no obligation to proceed against the Stock before proceeding against Employee with respect to any default under any of the Employee Notes.

         16.     EMPLOYEE'S DISCLOSURES AND REPRESENTATIONS
                 AND WARRANTIES.

                          Employee hereby acknowledges, represents and warrants
to, and/or agrees with, Employer as follows:

                            (a) That Employee and his representatives and
agents (i) have received and read and are familiar with this Agreement. (ii) are familiar with the business and operations conducted and to be conducted by Employer and the risks attendant thereto, (iii) have been given access to and have examined or have had an opportunity to examine before the date hereof all applicable agreements, documents, records and books and such other applicable information as are available and relevant to such business and operations and to enable them to verify the accuracy of any information, agreements, documents, records or books provided to them.

                            (b) That Employee and/or his representatives and
agents have had an opportunity to ask questions of and receive satisfactory answers from Employer and/or a person or persons authorized to act on Employer's behalf concerning the terms and conditions of this Agreement, this transaction and Employer and its currently contemplated business and operations.

                            (c) That Employee has been represented by such
legal and other professional advisors (if any), each of whom has been personally selected by Employee, as Employee has found necessary to consult concerning the transactions contemplated in or by this Agreement.

                            (d) That Employee has full right, power and
authority to perform all obligations under this Agreement.

                 Employee hereby agrees to indemnify and hold harmless Employer and its shareholders, directors, officers, employees and agents from and against any and all loss, damage, liability, cost or expense (including reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate levels) due to or arising out of any inaccuracy in,





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
or breach of, any representation, warranty or covenant of Employee contained in this Section 16.

         17.     INDEPENDENT COUNSEL

                 Employer and Employee agree that each of them have been, or were advised and fully understand that they are entitled to be, represented by independent legal counsel with respect to all matters contemplated herein, from the commencement of negotiations at all times through the execution hereof.

         18.     LAW APPLICABLE

                 This Agreement shall be governed by and construed pursuant to the laws of the State of Florida, without giving effect to conflicts of laws principles.

         19.     NOTICES

                 Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing, and if personally delivered or sent by certified or registered mail, return receipt requested, to his residence, in the case of Employee, or to its then principal office, in the case of Employer.

         20.     SUCCESSION

                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Employee acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity.

         21.     ENTIRE AGREEMENT

                 This Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

         22.     SEVERABILITY

                 If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render





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
invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

         23.     NO WAIVER

                 A waiver of any breach or violation by either party of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

         24.     ATTORNEYS' FEES

                 In the event that either of the parties to this Agreement institutes suit against the other party to this Agreement to enforce any of his or its rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels.

         25.     INDEMNITY OF EMPLOYEE

                 Employer shall indemnify and hold harmless Employee from and against any and all claims, judgments, fines, penalties, liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs) asserted against or incurred by Employee as a result of acts or omissions of Employee taken or made in the course of performing his duties for Employer or by reason of Employee acting or having acted as an officer of Employer, to the maximum extend permitted by law, including Section 607.0850, Florida Statutes (including the advancement of expense provisions thereof); provided, however, that such indemnity shall not apply to acts or omissions of Employee which constitute misconduct, gross negligence or which were intended by Employee to personally benefit Employee, directly or indirectly, at the expense of Employer, unless the matter which benefits Employee was first fully disclosed to the Board of Directors of Employer and approved by said Board.





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
         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.


                                              VIRAGEN, INC.


                                           By:
                                              ---------------------------------
                                              GERALD SMITH
                                              President



                                              ---------------------------------
                                              ROBERT H. ZEIGER





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